Exhibit 99.16

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This rights offering is made for securities of a non-U.S. company. The offer is subject to the disclosure requirements under Japanese law that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese generally accepted accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. shareholders to enforce your rights and any claim they may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. U.S. shareholders may not be able to sue the non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights have been listed on the Osaka Securities Exchange Co., Ltd. and have traded only through the book-entry facilities of the Japan Securities Depositary Center, Inc. in Japan.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

June 5, 2013

To whom it may concern:

Company name:	IR Japan, Inc.

Representative:	Shirou Terashita Representative Director, President and Chief Executive Officer
(Securities code: 6051)

Contact:	Yoshiki Hamasaki Section Chief, Corporate Planning Section
(Tel: 03-3796-1120)

Notice Concerning the Transfer of IR Japan, Inc.’s Stock Acquisition Rights No. 1

IR Japan, Inc. (the “Company”), hereby announces that, with regard to the rights offering that the Company announced in the “Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” released on Friday, April 12, 2013, the Company today transferred all of the Company’s Stock Acquisition Rights No. 1 (the “Stock Acquisition Rights”) that it acquired on Tuesday, June 4, 2013, to Nomura Securities Co., Ltd., the Commitment Company.

Also, the Company has received reports from Nomura Securities Co., Ltd. that Nomura Securities Co., Ltd. today exercised all 28,709 Stock Acquisition Rights which the Company transferred. This caused the ratio of exercised rights to the total number of Stock Acquisition Rights issued to be 100%.

The Company is extremely grateful for the shareholders’ and General Investors’ understanding of the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution).

Details of the Transfer of the Stock Acquisition Rights

Transferee	Nomura Securities Co., Ltd. (Note 1)

Date of transfer	Wednesday, June 5, 2013

Number of the Stock Acquisition Rights transferred	28,709 (Note 1)

Transfer price	14,239,664 yen (496 yen per one Stock Acquisition Right) (Note 2)

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Notes:

1.	As was announced in the “Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” released on Friday, April 12, 2013, the Company transferred all of the Stock Acquisition Rights that it acquired on Tuesday, June 4, 2013, to Nomura Securities Co., Ltd., the Commitment Company.

2.	The transfer price of one Stock Acquisition Right is equivalent to 90% of the amount obtained by dividing by 10 the amount obtained by subtracting 6,000 yen from the volume weighted average price (11,514.3396 yen) of the regular transactions of the shares of the Company’s common stock in the Osaka Securities Exchange (JASDAQ) on Monday, June 3, 2013 (a fraction less than one yen shall be rounded down).

END

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Notice:

This document is a statement to be announced publicly with regard to the transfer of the Stock Acquisition Rights and has not been prepared for the purpose of soliciting investments from specifically targeted people. Please note that shareholders or investors should carefully read the securities registration statement (http://info.edinet-fsa.go.jp/) filed on April 12, 2013, and to take responsibility for the exercise, trading or making of other investment decisions of the Stock Acquisition Rights.

Meanwhile, this document is not aimed at soliciting any primary offering or purchase of securities overseas. As for the issuance of the Stock Acquisition Rights, no registration under the Act and other laws and regulations overseas (including the Act) has been made and no such registration is planned. In the United States, any offering for subscription for or sales of securities is prohibited unless a necessary registration is made or such actions are exempt from registration in accordance with the Act.